Exhibit 99.1

FOR IMMEDIATE RELEASE

June 8, 2010

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Comments Regarding Events in the Gulf of Mexico

LAFAYETTE, LOUISIANA – In response to recent inquiries from media and investors, IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 123-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.IBERIABANKfsb.com), commented on its potential exposure to the Deepwater Horizon oil spill in the Gulf of Mexico. Overall, the Company believes it has a very small exposure to industries that have been and continue to be impacted by this unfortunate event.

Three industries that face the greatest perceived impact of this event are fishing and seafood, seasonal beach tourist businesses, and the energy sector in the Gulf of Mexico. The Company’s total loan portfolio of $5.7 billion at March 31, 2010 is geographically diverse with limited industry concentrations, particularly as related to those three industries.

First, the Company’s exposure to the fishing and seafood industries (NAICS codes 1125, 114, and 3117) was less than $10,000 at May 31, 2010.

Second, the Company has essentially no credit exposure to seasonal beach tourist businesses. The Company has no branches or lending activity in the Panhandle of Florida or on the Alabama coast. The Company has 36 commercial bank branches and two mortgage loan offices in southwestern, southeastern, and northeastern Florida. In aggregate, approximately 26% of the Company’s total loan portfolio at March 31, 2010 was covered under FDIC loss share protection. Of the Company’s Florida loans outstanding, nearly all were covered under these FDIC agreements for losses incurred over the next five years for commercial loans and 10 years for residential loans. The Company believes the FDIC loss share agreements and the substantial purchase discounts on those loans provide comprehensive loss protection.

Third, energy and energy transportation-related credits (NAICS codes 211, 33313, 3366, 3369, 4247, 4831, 4832, and 4883) totaled approximately $183 million, or 3% of total loans, at May 31, 2010 (aggregate loan commitments totaled $284 million in this portfolio.) The Company believes some of these clients may have varying degrees of impact, positive or negative, to the Deepwater Horizon oil spill and associated clean-up activities. Based on a preliminary review of these energy-related businesses, the Company currently estimates clients with a direct impact had aggregate loan balances of approximately $67 million (1% of total loans), those with an indirect impact totaled approximately $17 million (less than 1% of total loans), and those clients with no perceived impact totaled approximately $99 million.

Daryl G. Byrd, President and Chief Executive Officer, commented, “We are deeply disappointed by the tragic events associated with this oil spill and its subsequent ecologic and economic impacts. We remain hopeful for the rapid resolution of this devastating situation and the full restoration of our beautiful coastal communities.” Byrd continued, “Our conservative culture and considerable diversification have served our Company and shareholders well through challenging times—be it man-made or Mother Nature. Our historical client profile and lending disciplines result in a client base that tends to maintain strong liquidity positions to withstand or benefit in this type of environment.”

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 210 combined offices, including 136 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 48 locations in 12 states.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.4 billion, based on the NASDAQ closing stock price on June 7, 2010.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Soleil Securities Corporation/Tenner Investment Research

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.